CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Registration Statement on Form N-1A of the RMB Investors Trust regarding the Prospectus and Statement of Additional Information of RMB Quality Intermediate Core Fund and RMB Quality Intermediate Tax-Exempt Municipal Fund, each a series of the RMB Investors Trust.

    /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 19, 2025